As filed with the Securities and Exchange Commission on March 31, 2026.

Registration No. 333-289703

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GALMED PHARMACEUTICALS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

c/o Meitar Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 5250608 Israel Tel: (+972) (3) 693-8448	Puglisi & Associates 850 Library Ave.,Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gary Emmanuel, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Tel: +972 (0) 3.636.6000	Mike Rimon, Adv. Elad Ziv, Adv. Meitar | Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: +972-3-610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Galmed Pharmaceuticals Ltd., or the Registrant, filed with the Securities and Exchange Commission or the SEC, a Registration Statement on Form F-1 (Registration No. 333-289703) on August 18, 2025, which was declared effective by the SEC on August 21, 2025, or the Registration Statement. The Registration Statement covered the resale from time to time by the selling shareholder identified in the prospectus that forms a part of the Registration Statement of up to 7,500,000 ordinary shares, par value NIS 1.80 per ordinary share.

On August 28, 2025, the Registrant filed Post-Effective Amendment No. 1 to update and supplement information contained in the Registration Statement, and also to include updated financial information. Post-Effective Amendment No. 1 was declared effective by the Securities and Exchange Commission on September 2, 2025.

This Post-Effective Amendment No. 2 is being filed by the Registrant to update and supplement information contained in the Registration Statement, and also to include updated financial information.

No additional securities are being registered under this Post-Effective Amendment No. 2. This Post-Effective Amendment No. 1 concerns only the sale of ordinary shares from time to time.

All filing fees payable in connection with the registration of these securities were previously paid in connection with the initial filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MARCH 31, 2026

Up to 7,250,000 Ordinary Shares

Galmed Pharmaceuticals Ltd.

This prospectus relates to the offer and sale of up to 7,250,000 of our ordinary shares, par value NIS 1.80 per share, by YA II PN, LTD., or YA or the Selling Shareholder, a Cayman Islands exempt limited partnership.

The ordinary shares represented by ordinary shares being offered by the Selling Shareholder are to be issued pursuant to the Standby Equity Purchase Agreement dated August 30, 2024 that we entered into with YA, as amended by the amendment that we entered into with YA in October 2024, or the Purchase Agreement. We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of our ordinary shares by the Selling Shareholder. However, we may receive up to $20.0 million in aggregate gross proceeds from sales of our ordinary shares to YA that we have made or may make under the Purchase Agreement, from time to time during the 36 months following the execution of the Purchase Agreement, or the Advance Shares. Pursuant to the Purchase Agreement, we issued an aggregate of 31,566 ordinary shares to YA as consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement, or the Commitment Shares, which were issued in four installments 90 calendar days following the due date of the immediately preceding installment. As of the date of this prospectus, we have issued an aggregate of 1,666,667 ordinary shares to YA, consisting of (i) 31,566 ordinary shares representing the Commitment Shares and (ii) 1,635,101 ordinary shares that we sold to YA as Advance Shares for aggregate gross proceeds of approximately $5.8 million. The additional 7,250,000 ordinary shares representing Advance Shares, that may be offered pursuant to this prospectus would be purchased by YA from time to time pursuant to the Purchase Agreement at a price equal to 97% of the lowest of the three daily volume weighted average prices, or VWAPs, during a pricing period as set forth in the Purchase Agreement and would be subject to certain limitations.

The Selling Shareholder may sell the ordinary shares included in this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Shareholder may sell the shares in the section entitled “Plan of Distribution.” The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, the Securities Act.

The Selling Shareholder will pay all brokerage fees and commissions and similar expenses in connection with the offer and sale of the shares by the Selling Shareholder pursuant to this prospectus. We will pay the expenses (except brokerage fees and commissions and similar expenses) incurred in registering under the Securities Act the offer and sale of the shares included in this prospectus by the Selling Shareholder. See “Plan of Distribution.”

Our ordinary shares are listed on the Nasdaq Capital Market, or Nasdaq, under the symbol “GLMD.” On March 30, 2026, the last reported sale price of our ordinary shares on Nasdaq was $0.4750 per ordinary share.

We are a “foreign private issuer,” as defined under the U.S. federal securities law and are subject to reduced public company reporting requirements. See “Prospectus Summary – Implications of Being a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2026.

This prospectus, including information incorporated by reference herein, is part of a registration statement on Form F-1 that we filed with the SEC. The Selling Shareholder may, from time to time, sell the securities described in this prospectus.

The Selling Shareholder may resell, from time to time, in one or more offerings, the ordinary shares offered by this prospectus. Information about the Selling Shareholder may change over time.

You should rely only on the information contained in this prospectus, including information incorporated by reference herein. We have not, and the Selling Shareholder has not, authorized anyone to provide you with different or additional information from that contained in this prospectus, including information incorporated by reference herein and any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither the delivery of this prospectus nor the sale of our ordinary shares means that information contained in this prospectus is correct after the date of this prospectus.

This prospectus is an offer to sell only our ordinary shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The Selling Shareholder is not making an offer to sell our ordinary shares in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale.

Persons who come into possession of this prospectus and any applicable free writing prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus and any such free writing prospectus applicable to that jurisdiction.

For investors outside of the United States: Neither we nor the Selling Shareholder has done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the United States Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act.

In this prospectus, “we,” “us,” “our,” the “Company” and “Galmed” refer to Galmed Pharmaceuticals Ltd. and its subsidiaries, unless the context otherwise requires. All references to Aramchol mean Aramchol acid or Aramchol meglumine (salt), unless the context otherwise requires. All references to “shares” or “ordinary shares” are to our ordinary shares, NIS 1.80 nominal par value per share. All references to “Israel” are to the State of Israel. “U.S. GAAP” means the generally accepted accounting principles of the United States.

Unless otherwise stated, all of our financial information presented in this prospectus, or incorporated by reference into this prospectus, has been prepared in accordance with U.S. GAAP. Any discrepancies in any table between totals and sums of the amounts listed are due to rounding. Unless otherwise indicated, or the context otherwise requires, references in this prospectus, or incorporated by reference into this prospectus, to financial and operational data for a particular year refer to the fiscal year of our company ended December 31 of that year. Our reporting currency and financial currency is the U.S. dollar. In this prospectus, “NIS” means New Israeli Shekel, and “$,” “US$” and “U.S. dollars” mean United States dollars.

All trademarks or trade names referred to in this prospectus, including in the information incorporated by reference herein, are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend the use or display of other companies’ trademarks and trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

This prospectus, including the information incorporated by reference herein, includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation by Reference” before making an investment in our securities.

Company Overview

We are a biopharmaceutical company focused on the development of Aramchol, a first-in-class, oral, SCD1 modulator. Historically, we have focused almost exclusively on developing Aramchol for the treatment of liver diseases and were previously developing Aramchol for primary sclerosing cholangitis, or PSC, and exploring the feasibility of developing Aramchol for other fibro-inflammatory indications outside of MASH and liver fibrosis.

We have recently reinitiated the process of evaluating our strategic options alternatives and our structuring to best optimize our resources to enhance shareholder value and achieve our goals.

We are currently seeking to advance the development of Aramchol for combination therapy for GI oncological indications. In addition, as part of our growth strategy, we are actively pursuing opportunities in the biotech and medtech spaces to expand and diversify our product pipeline specifically targeting GI, cardiometabolic indications and other innovative product candidates that align with our core competences.

Aramchol, our lead product candidate, is a synthetic conjugate of 3-amino cholic acid, or a type of modified bile acid, and arachidic acid, or a type of saturated fatty acid, which in its non-synthetic forms, is naturally occurring. The conjugated molecule acts upon important metabolic pathways, reducing fat accumulation in the liver, improving fatty acid oxidation and regulating the transport of cholesterol. The ability of Aramchol to decrease liver fat content may also reduce the inflammation and fibrosis in the liver and the risk of cardiovascular complications associated with NASH. Pre-clinical studies suggest Aramchol’s effect on fibrosis is also direct via collagen production from human hepatic stellate cells. We believe that Aramchol’s ability to reduce liver fat and liver fibrosis and the safety profile observed to date will enable it to be a treatment for all stages of NASH in patients who are overweight or obese and have pre diabetes or type II diabetes mellitus and prevent the hepatic complications associated therewith.

In September 2019, we initiated our Phase 3 ARMOR Study to evaluate the efficacy and safety of Aramchol in subjects with NASH and fibrosis. The ARMOR Study was originally comprised of two parts, a randomized, double-blind, placebo-controlled histology-based registrational part and a clinically based part where subjects will continue with the same treatment for approximately five years. In December 2020, we announced the addition of a 150-patient open label part to the ARMOR Study and suspended randomization of new patients into the double-blind, placebo-controlled histology-based registrational part of ARMOR as all enrolled patients were transitioned to the open label part.

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In May 2022, we announced our plan to expand into new anti-fibrotic indications to maximize the potential of Aramchol while at the same time discontinuing the open label part of its ARMOR Study having reached its objectives. Simultaneously, we initiated a cost reduction plan and at various times in the past have conducted a strategic review process. Following the discontinuation of our open label part of the ARMOR Study, we do not currently expect to initiate the second part of the ARMOR Study in the near term.

In May 2023, we announced the initiation of a new clinical program to evaluate Aramchol meglumine for the treatment of primary sclerosing cholangitis, a rare disease for which there is no approved treatment. Currently, we do not have plans to continue the development of Aramchol for this indication.

During 2024, we entered into a collaboration agreement with the Massy Cancer Center at V0irginia Commonwealth University, or VCU, according to which we aim to investigate the effect of adding Aramchol to prevent drug resistance to standard-of-care oncology agents in the treatment of hepatoma (hepatocellular carcinoma, or HCC), cholangiocarcinoma and colorectal cancer. In April 2025, we entered into a sponsored research collaboration with the Massy Cancer Center VCU to investigate Aramchol’s potential in overcoming drug resistance in gastrointestinal, or GI, cancers. For additional information, see “Item 4. Information on the Company— Strategic Collaborations, Research Arrangements and other Agreements—Virginia Commonwealth University.”

Standby Equity Purchase Agreement with YA

On August 30, 2024, we entered into the Purchase Agreement with YA, pursuant to which YA has committed to purchase up to $10.0 million of Advance Shares, or the Initial Commitment Amount, at our direction from time to time, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, during the period commencing on the date of execution of the Purchase Agreement until the earlier of (i) the first day of the month next following the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement, such period the Commitment Period. On October 21, 2024, we and YA entered into an amendment to the Purchase Agreement to increase the Initial Commitment Amount to $20.0 million of Advance Shares, or the Commitment Amount. Pursuant to the terms of the Purchase Agreement, we have issued the Commitment Shares to YA as consideration for its irrevocable commitment to purchase the Advance Shares under the Purchase Agreement. As of the date of this prospectus, we have issued an aggregate of 1,635,101 ordinary shares to YA as Advance Shares under the Purchase Agreement for aggregate gross proceeds of approximately $5.8 million.

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This prospectus covers the resale of up to 7,250,000 ordinary shares as Advance Shares that that we have reserved for issuance and sale to YA as Advance Shares under the Purchase Agreement from time to time during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, if and when we determine to sell additional ordinary shares to YA under the Purchase Agreement.

YA has no right to require us to sell any ordinary shares to YA, but YA is obligated to make purchases of the Advance Shares as directed by us, subject to the restrictions and satisfaction of conditions set forth in the Purchase Agreement upon receipt of a notice sent by us to YA setting forth the number of ordinary shares that we desire to issue and sell to YA, or an Advance Notice. Actual sales of the Advance Shares to YA from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our ordinary shares and determinations by us as to the appropriate sources of funding for us and our operations. The purchase price of the Advance Shares that we may direct YA to purchase from time to time under the Purchase Agreement will be equal to 97% of the lowest of the three daily VWAPs during the three consecutive trading day period commencing on the date that we deliver any Advance Notice to YA, or the Pricing Period.

As of March 25, 2026, there were 6,599,654 ordinary shares outstanding, of which 6,396,838 ordinary shares were held by non-affiliates. If all of the 7,250,000 ordinary shares offered by YA under this prospectus were issued and outstanding, such shares would represent approximately 52.3% of the total number of ordinary shares outstanding and approximately 431% of the total number of outstanding ordinary shares held by non-affiliates, in each case as of March 25, 2026. The Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of ordinary shares to YA (of which approximately $5.8 million has been purchased as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares to YA). We have filed the registration statement that includes this prospectus so that we may issue and sell to YA up an additional 7,250,000 ordinary shares from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Depending on the market prices of our ordinary shares at the time we elect to issue such shares to YA under the Purchase Agreement, we may need to sell more ordinary shares to YA than are offered under this prospectus and the Prior Registration Statements to receive aggregate gross proceeds equal to the $20.0 million total commitment of YA under the Purchase Agreement (of which approximately $4.6 has been received as of the date of this prospectus), in which case we must first register for resale under the Securities Act additional shares, which could cause additional substantial dilution to our shareholders. The number of shares ultimately offered for resale by YA is dependent upon the number of shares we issue and sell to YA under the Purchase Agreement.

The net proceeds under the Purchase Agreement to us will depend on the frequency and prices at which we sell our ordinary shares, our ability to meet the conditions set forth in the Purchase Agreement and any impacts of the Ownership Limitation (as defined below). We expect that any proceeds received by us from such sales of ordinary shares under the Purchase Agreement will be used continued development of our pipeline products, as well as the advancement of new programs, business development activities, and general corporate purposes.

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. In addition, YA has agreed that, during the term of the Purchase Agreement, neither YA nor its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided YA or its affiliates may (i) sell “long”, as such term is defined in Rule 200 of Regulation SHO of the Exchange Act, the Commitment Shares and any Advance Shares issued and sold by us to YA pursuant to an Advance Notice, and (ii) sell a number of ordinary shares equal to the number of Advance Shares that YA is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from us or our transfer agent pursuant to the Purchase Agreement, or (i) and (ii) collectively, the Permitted Sales.

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The Purchase Agreement prohibits us from directing YA to purchase ordinary shares represented by ordinary shares if those shares, when aggregated with all other shares of our ordinary shares then beneficially owned by YA and its affiliates, would result in YA and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding ordinary shares, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and Rule 13d-3 thereunder, which limitation we refer to as the Ownership Limitation.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties. The representations, warranties and covenants were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

The Purchase Agreement will automatically terminate upon the earliest of (i) the first day of the month next following the 36-month anniversary of the date of execution of the Purchase Agreement, and (ii) YA’s purchase of the total Commitment Amount under the Purchase Agreement. We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to YA, provided that (i) there are no outstanding Advance Notices, the Advance Shares under which have yet to be issued and (ii) we have paid all amount owed to YA pursuant to the Purchase Agreement.

There are substantial risks to our shareholders as a result of the sale and issuance of ordinary shares to YA under the Purchase Agreement. These risks include substantial dilution, significant declines in our share price and our inability to draw sufficient funds when needed. See “Risk Factors.” Issuances of our ordinary shares under the Purchase Agreement will not affect the rights or privileges of our existing shareholders, except that the economic and voting interests of each of our existing shareholders will be diluted as a result of any such issuance. Although the number of ordinary shares that our existing shareholders own will not decrease, the shares owned by our existing shareholders will represent a smaller percentage of our total outstanding shares after any such issuances pursuant to the Purchase Agreement.

Corporate Information

Our principal executive offices and registered office in Israel are located at c/o Meitar Law Offices, 16 Abba Hillel Silver Rd., Ramat Gan 5250608 Israel and our telephone number is +972-3-693-8448. Our website address is http://www.galmedpharma.com. The information contained on, or that can be accessed through, our website is neither a part of nor incorporated into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. Puglisi & Associates, or Puglisi, serves as our authorized representative in the United States for certain limited matters. Puglisi’s address is 850 Library Avenue, Newark, Delaware 19711.

Implications of Being a Foreign Private Issuer

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file reports with the United States Securities and Exchange Commission, or SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual reports with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, although the members of our management and supervisory boards will be required to notify the Israeli Securities Authority, of certain transactions they may undertake, including with respect to our ordinary shares, Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, requires directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the reporting under Section 16(a) of the Exchange Act and our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act with respect to their purchases and sales of ordinary shares. As a foreign private issuer, we are also not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted, and follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

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We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

The Offering

Ordinary Shares Outstanding Prior to this Offering	6,559,654 ordinary shares (as of March 25, 2026).

Securities Offered by the Selling Shareholder	7,250,000 ordinary shares as the Advance Shares that we may sell to YA under the Purchase Agreement from time to time.

Ordinary Shares Outstanding Immediately After this Offering	13,809,654 ordinary shares, assuming the issuance of all of the Advance Shares registered under the registration statement to which this prospectus relates. The actual number of ordinary shares will vary depending upon the number of ordinary shares represented by ordinary shares we sell under the Purchase Agreement.

Use of proceeds	We will not receive any proceeds from the sale of the YA Shares included in this prospectus by the Selling Shareholder. We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement (of which approximately $5.8 million has been received as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares) from sales of ordinary shares that we elect to make to YA as Advance Shares pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, although the actual amount of proceeds that we may receive cannot be determined at this time and will depend on the number of ordinary shares we sell under the Purchase Agreement and market prices at the times of such sales. Any proceeds that we receive from sales of ordinary shares under the Purchase Agreement will be used for continued development of our pipeline products, as well as the advancement of new programs, business development activities, for the purchase of income generating assets to grow our business and for working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. You should read the “Risk Factors” section starting on page 6 of this prospectus and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, or the 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	“GLMD”.

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The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 6,599,654 ordinary shares issued and outstanding as of March 25, 2026. This number excludes:

●	45,605 ordinary shares issuable upon exercise of outstanding stock options under our equity incentive plan, at a weighted average exercise price of $40.2;

●	332,406 ordinary shares reserved for future awards under our equity incentive plan;

●	173,333 ordinary shares issuable upon the exercise of outstanding warrants, with exercise prices of $15.00 per ordinary share;

●	432,430 ordinary shares issuable upon the exercise of restricted stock units, or RSUs, under our equity incentive plan; and

●	the Advance Shares registered under the registration statement to which this prospectus relates and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of the options, RSU’s and warrants described above.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2025 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares we will sell under the Purchase Agreement to the Selling Shareholder, or the actual gross proceeds resulting from those sales.

On August 30, 2024, we entered into the Purchase Agreement with YA, as amended in October 2024, pursuant to which YA has committed to purchase up to $20.0 million in ordinary shares (of which approximately $5.8 million has been purchased as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares to YA), subject to certain limitations and conditions set forth in the Purchase Agreement. The ordinary shares that may be issued under the Purchase Agreement may be sold by us to YA at our discretion from time to time during the Commitment Period.

We generally have the right to control the timing and amount of any sales of our ordinary shares to YA under the Purchase Agreement. Sales of our ordinary shares, if any, to YA under the Purchase Agreement will depend upon market conditions and other factors. We may ultimately decide to sell to YA all, some or none of the ordinary shares that may be available for us to sell to YA pursuant to the Purchase Agreement.

Because the purchase price per share to be paid by YA for the ordinary shares that we may elect to sell to YA under the Purchase Agreement, if any, will fluctuate based on the market prices of our ordinary shares during the applicable Pricing Period for each purchase made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of ordinary shares that we will sell to YA under the Purchase Agreement, the purchase price per share that YA will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by YA under the Purchase Agreement, if any.

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Limitations in the Purchase Agreement, including the Ownership Limitation, and our ability to meet the conditions necessary to deliver an Advance Notice, could prevent us from being able to raise funds up to the Commitment Amount.

Moreover, although the Purchase Agreement provides that we may sell up to an aggregate of $20.0 million of our ordinary shares to YA (of which approximately $5.8 million has been purchased as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares to YA), only 7,250,000 ordinary shares are being registered for resale by YA under the registration statement that includes this prospectus, consisting of the Advance Shares that we may elect to sell to YA, in our sole discretion, from time to time from during the Commitment Period, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, through sales under the Purchase Agreement. Even if we elect to sell to YA all of the shares being registered for resale under this prospectus, depending on the market prices of our ordinary shares at the time of such sales, the actual gross proceeds from the sale of all such shares may be substantially less than the $20.0 million Commitment Amount under the Purchase Agreement, which could materially adversely affect our liquidity.

If we desire to issue and sell to YA under the Purchase Agreement more than the a number of ordinary shares in excess of the YA Shares being registered for resale under this prospectus, and the Ownership Limitation and other limitations in the Purchase Agreement would allow us to do so, we would need to file with the SEC one or more additional registration statements to register under the Securities Act the resale by YA of any such additional ordinary shares and the SEC would have to declare such registration statement or statements effective before we could sell additional ordinary shares.

Any issuance and sale by us under the Purchase Agreement of a substantial amount of ordinary shares in addition to the ordinary shares being registered for resale by YA under this prospectus could cause additional substantial dilution to our shareholders. The number of our ordinary shares ultimately offered for sale by YA is dependent upon the ordinary shares, if any, we ultimately sell to YA under the Purchase Agreement.

The resale by YA of a significant amount of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our ordinary shares to decline and to be highly volatile.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we will have discretion, subject to market demand, to vary the timing, prices, and numbers of shares sold to YA. If and when we do elect to sell ordinary shares to YA pursuant to the Purchase Agreement, YA may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from YA in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from YA in this offering as a result of future sales made by us to YA at prices lower than the prices such investors paid for their shares in this offering.

We may require additional financing to sustain our operations and without it we will not be able to continue operations.

The extent to which we rely on YA as a source of funding will depend on a number of factors, including the prevailing market price of our ordinary shares, our ability to meet the conditions necessary to deliver Advance Notices under the Purchase Agreement, the impacts of the Ownership Limitation and the extent to which we are able to secure funding from other sources. Regardless of the amount of funds we ultimately raise under the Purchase Agreement, if any, we expect to continue to seek other sources of funding. Even if we were to sell to YA the total Commitment Amount under the Purchase Agreement, we expect that we will need additional capital to fully implement our business plan.

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The sale of a substantial amount of our ordinary shares or ordinary shares, including resale of the held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale 7,250,000 ordinary shares. Sales of substantial amounts of shares of our ordinary shares or ordinary shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our ordinary shares, and the market value of our other securities. We cannot predict if and when the selling shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional ordinary shares or ordinary shares or other equity or debt securities convertible into ordinary shares or ordinary shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

Future sales and issuances of our ordinary shares or other securities might result in significant dilution and could cause the price of our ordinary shares to decline.

To raise capital, we may sell ordinary shares, convertible securities or other equity securities in one or more transactions other than those contemplated by the Purchase Agreement, at prices and in a manner we determine from time to time. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional ordinary shares, or securities convertible or exchangeable into ordinary shares, in future transactions may be higher or lower than the price per share paid by investors in this offering. Any sales of additional shares will dilute our shareholders.

Sales of a substantial number of ordinary shares in the public market or the perception that these sales might occur could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that sales may have on the prevailing market price of our ordinary shares. In addition, the sale of substantial numbers of our ordinary shares could adversely impact their price.

Management will have broad discretion as to the use of the net proceeds from the Purchase Agreement.

Our management will have broad discretion in the allocation of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

Risks Related to Our Operations in Israel

Our headquarters and other significant operations are located in Israel and, therefore, our results may be adversely affected by political, economic and military instability in Israel.

Our executive office is located in Ramat Gan, Israel. In addition, certain of our key employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in the Middle East may affect our business directly. Since the establishment of the State of Israel in 1948, a number of armed conflicts have occurred between Israel and its neighboring countries and terrorist organizations active in the region, including Iran, Hamas (an Islamist militia and political group in the Gaza Strip), Hezbollah (an Islamist militia and political group in Lebanon) and the Houthis (an Islamist militia and political group in Yemen).

Israel was engaged in a war with Hamas, a terrorist organization based in the Gaza Strip on Israel’s southern border, from October 7, 2023 until October 2025, when a U.S.-brokered ceasefire took effect. Israeli forces remain deployed in parts of the Gaza Strip, and the situation remains volatile. Similarly, Israel was engaged in a military conflict with Hezbollah, a terrorist organization based in Lebanon on Israel’s northern border, which ended with a ceasefire in November 2024. In addition, in March 2026, hostilities resumed along Israel’s northern border with Lebanon, when Hezbollah resumed its attacks as part of a broader regional escalation. In response, Israel resumed military operations against Hezbollah in southern Lebanon. Iran is also believed to have a strong influence among extremist groups in the region, such as Hamas in Gaza, Hezbollah in Lebanon, the Houthi movement in Yemen and various rebel militia groups in Syria and Iraq. Iran itself directly entered the conflict, launching ballistic missile attacks against Israel in April 2024 and October 2024. In addition, in response to ongoing Iranian aggression and support of proxy attacks against Israel, on June 13, 2025, Israel conducted a series of preemptive defensive air strikes in Iran targeting Iran’s nuclear program and military commanders. While a ceasefire was reached in June 2025 following 12 days of hostilities, on February 28, 2026, the United States and Israel launched coordinated military strikes against Iran, including attacks on strategic military infrastructure and leadership targets, with the stated aim of degrading Iran’s capacity to conduct or support hostile operations against them. In response, Iran has fired missiles and drones toward population centers and military installations in Israel, Europe and neighboring countries in the Gulf region, and also launched counter-strikes against U.S. forces and allied bases throughout the Gulf region. These situations may potentially escalate in the future to more violent events which may affect Israel and us. Continued military escalation, retaliatory actions, or broader regional involvement may adversely affect economic conditions, disrupt markets, and create uncertainty that could negatively impact our business, financial condition and results of operations.

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In connection with prolonged conflict, several hundred thousand Israeli military reservists were drafted to perform military service. Although many of these reservists have since been released, they may be called up for additional reserve duty, depending on developments in the war in Gaza and along Israel’s other borders. While none of our employees in Israel have been called to active military duty, we rely on service providers located in Israel and have entered into certain agreements with Israeli counterparties. The absence of our employees or service providers due to their military service in the future may materially and adversely affect our ability to conduct our operations. The conflict also led to a downgrade in Israel’s credit rating by rating agencies such as the downgrade by Moody’s of Israel’s credit rating from A1 to Baa1, as well as the downgrade of its outlook rating from “stable” to “negative,” while S&P Global lowered Israel’s long-term credit rating from A+ to A and downgraded its short-term credit rating from A-1+ to A-1, with a “negative” outlook on the long-term rating.

Since the war broke out on October 7, 2023, our operations have not been adversely affected by this situation, However the intensity and duration of the security situation in Israel have been difficult to predict and the economic implications for our business and operations and on Israel’s economy in general have also been difficult to predict. If the war extends for a long period of time or expands to other fronts, our operations may be harmed.

Our insurance policies do not cover losses that may occur as a result of events associated with war and terrorism. Although the Israeli government currently covers the reinstatement value of certain direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained or that it will sufficiently cover our potential damages. Any losses or damages incurred by us could have a material adverse effect on our business.

The global perception of Israel and Israeli companies, influenced by actions by international judicial bodies, may lead to increased sanctions and other negative measures against Israel, as well as Israeli companies and academic institutions. There is also a growing movement among countries, activists, and organizations to boycott Israeli goods, services and academic research or restrict business with Israel, which could affect business operations. If these efforts become widespread, along with any future rulings from international tribunals against Israel, they could significantly and negatively impact business operations.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our expectations, beliefs or intentions regarding, among other things, our product development efforts, business, financial condition, results of operations, strategies or prospects. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including, but not limited to, the factors summarized below:

●	our ability to pursue, evaluate and complete any strategic alternative that yields value for our shareholders;

●	the development and approval of the use of Aramchol or any other product candidate for indications outside of non-alcoholic steatohepatitis, or NASH, also known as metabolic dysfunction-associated steatohepatitis, or MASH, and fibrosis or in combination therapy;

●	our history of recurring losses and negative cash flows from operating activities, significant future commitments and the uncertainty regarding the adequacy of our liquidity to pursue our complete business objectives, and substantial doubt regarding our ability to continue as a going concern;

●	the timing and cost of any pre-clinical or clinical trials of Aramchol or any other product candidate we develop;

●	completion and receiving favorable results of any pre-clinical or clinical trial;

●	regulatory action with respect to Aramchol or any other product candidate by the U.S. Food and Drug Administration, or the FDA, or the European Medicines Authority, or EMA, including but not limited to acceptance of an application for marketing authorization, review and approval of such application, and, if approved, the scope of the approved indication and labeling;

●	the commercial launch and future sales of Aramchol and any future product candidates;

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●	our ability to comply with all applicable post-market regulatory requirements for Aramchol, or any other product candidate in the countries in which we seek to market the product;

●	our ability to achieve favorable pricing for Aramchol, or any other product candidate;

●	third-party payor reimbursement for Aramchol, or any other product candidate;

●	our estimates regarding anticipated capital requirements and our needs for additional financing;

●	market adoption of Aramchol or any other product candidate by physicians and patients;

●	the timing, cost or other aspects of the commercial launch of Aramchol or any other product candidate;

●	our ability to obtain and maintain adequate protection of our intellectual property;

●	the possibility that we may face third-party claims of intellectual property infringement;

●	our ability to manufacture our product candidates in commercial quantities, at an adequate quality or at an acceptable cost;

●	our ability to establish adequate sales, marketing and distribution channels;

●	intense competition in our industry, with competitors having substantially greater financial, technological, research and development, regulatory and clinical, manufacturing, marketing and sales, distribution and personnel resources than we do;

●	our expectations regarding licensing, acquisitions and strategic operations;

●	current or future unfavorable economic and market conditions and adverse developments with respect to financial institutions and associated liquidity risk;

●	our ability to maintain the listing of our ordinary shares on The Nasdaq Capital Market;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current security situation in Israel; and

●	those factors referred to in our 2025 Annual Report incorporated by reference herein in “Item 3. Key Information - D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2025 Annual Report generally, which is incorporated by reference into this prospectus.

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Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus, and any information incorporated by reference herein. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

This prospectus relates to our ordinary shares represented by ordinary shares that may be offered and sold from time to time by YA. All of our ordinary shares offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. We will not receive any of the proceeds from these sales.

We may receive up to $20.0 million aggregate gross proceeds under the Purchase Agreement from any sales of ordinary shares we make to YA pursuant to the Purchase Agreement (of which approximately $5.8 million has been purchased as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares to YA). However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of ordinary shares that we choose to sell, our ability to meet the conditions to purchases set forth in the Purchase Agreement, market conditions and the price of our ordinary shares, among other factors.

We currently intend to use the net proceeds of this offering for continued development of our pipeline products, as well as the advancement of new programs, business development activities, for the purchase of income generating assets to grow our business and for working capital and general corporate purposes. Although we have identified some potential uses of the net proceeds to be received upon completion of this offering, we cannot specify these uses with certainty. Our management will have broad discretion in the application of the net proceeds and could use them for purposes other than those contemplated as of the date of this prospectus. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not result in our being profitable or increase our market value.

Our expected use of net proceeds under the Purchase Agreement represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received under the Purchase Agreement, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in a variety of capital preservation investments, short and intermediate term, interest-bearing, investment-grade instruments, U.S. government securities and highly rated corporate debt securities, although our investment policy may change following the date of this prospectus supplement. It is possible that, pending their use, we may invest the net proceeds in a way that does not yield a favorable, or any, return for us.

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CAPITALIZATION

The following table sets forth our total capitalization as of December 31, 2025:

●	on an actual basis; and

●	on an as adjusted basis, to give effect to the issuance and sale of 7,250,000 ordinary shares as Advance Shares, at an assumed offering price of $0.60 per ordinary share, which is the last reported sales price of our ordinary shares on the Nasdaq on March 25, 2026, assuming the equity line will be partially utilized by us, after deducting the estimated offering expenses by us, as if such event had occurred on December 31, 2025.

The as adjusted information set forth below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. You should read this information together with our consolidated financial statements.

The information in this table should be read in conjunction with and is qualified by reference to the financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	As of December 31, 2025
(U.S. dollars in thousands)	Actual (audited)	As Adjusted (unaudited)
Cash and cash equivalents	$3,985	$9,002

Shareholders’ equity:
Ordinary shares par value NIS 1.80 per share; authorized 900,000,000; issued and outstanding 6,581,390 ordinary shares, (actual) and 13,831,390 (as adjusted)	3,408	7,591
Additional paid in capital	223,455	223,622
Accumulated other comprehensive loss	(303)	(303)
Accumulated deficit	(210,778)	(210,778)

Total shareholders’ equity	15,782	20,132

The number of the ordinary shares to be issued and outstanding immediately after this offering as shown above assumes that all of the ordinary shares offered hereby are sold and is based on 6,599,654 ordinary shares issued and outstanding as of December 31, 2025. This number excludes:

●	45,605 ordinary shares issuable upon exercise of outstanding stock options under our equity incentive plan, at a weighted average exercise price of $40.2;

●	332,406 ordinary shares reserved for future awards under our equity incentive plan;

●	173,333 ordinary shares issuable upon the exercise of outstanding warrants, with exercise price of $15.00 per ordinary share;

●	432,430 ordinary shares issuable upon the exercise of RSUs under our equity incentive plan;

●	7,250,000 ordinary shares as Advance Shares under the Purchase Agreement; and

●	the Advance Shares registered under the registration statement to which this prospectus relates and any additional shares we may issue to YA pursuant to the Purchase Agreement should we elect to sell such shares to YA.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the options, RSU’s, warrants and pre-funded warrants described above; and

●	the 1-for-12 Reverse Split effected on August 29, 2024.

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SELLING SHAREHOLDER

This prospectus relates to the possible resale from time to time by YA of any or all of the ordinary shares that are to be issued by us to YA under the Purchase Agreement. For additional information regarding the issuance of ordinary shares covered by this prospectus, see the section titled “Prospectus Summary—Standby Equity Purchase Agreement with YA” above. Except for the transactions contemplated by the Purchase Agreement, YA does not, and has not had, any material relationship with us.

The table below presents information regarding the Selling Shareholder and the shares ordinary shares that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Shareholder. The number of shares in the column “Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus” represents all of the ordinary shares that the Selling Shareholder may offer under this prospectus. The Selling Shareholder may sell some, all or none of its shares in this offering. We do not know how long the Selling Shareholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Shareholder regarding the sale of any of the shares.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. See “Principal Shareholders” for additional information.

The percentage of ordinary shares beneficially owned by the Selling Shareholder prior to the offering shown in the table below is based on an aggregate of on 6,589,198 ordinary shares outstanding on March 25, 2026. The number of ordinary shares that may actually be sold by us under the Purchase Agreement may be fewer than the number of ordinary shares being offered by this prospectus. The fourth column assumes the sale of all of the ordinary shares offered by the Selling Shareholder pursuant to this prospectus.

Name of Selling Shareholder	Number of Ordinary Shares Owned Prior to Offering		Maximum Number of Ordinary Shares to be Offered Pursuant to	Number of Ordinary Shares Owned After Offering
	Number(1)(2)	Percent	this Prospectus (3)	Number(4)	Percent
YA II PN, LTD.(5)	–	*	7,250,000	–	–

*	Represents ownership of less than 1%.

(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of ordinary shares beneficially owned prior to the offering all of the ordinary shares that YA may be required to purchase under the Purchase Agreement, because the issuance of such ordinary shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of YA’s control, including the registration statement that includes this prospectus becoming and remaining effective.

(2)	Excludes the Subsequent Commitment Shares.

(3)	Although the Purchase Agreement provides that we may sell up to $20 million of our ordinary shares to YA (of which approximately $5.8 million has been purchased as of the date of prospectus as a result of the issuance and sale of 1,635,101 ordinary shares to YA), we are only registering 7,250,000 ordinary shares for resale under this prospectus, including the Subsequent Commitment Shares we have agreed to issue to YA, in consideration of YA’s obligation to purchase ordinary shares at our direction under the Purchase Agreement and, for which we will receive no cash proceeds. Therefore, such 7,250,000 such ordinary shares represent shares that we may issue and sell to YA for cash consideration in purchases under the Purchase Agreement from time to time, at our sole discretion, during the 36-month period. Depending on the price per ordinary shares at which we sell the Advance Shares to YA pursuant to the Purchase Agreement, we may need to sell to YA under the Purchase Agreement more ordinary shares than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $20.0 million Commitment Amount under the Purchase Agreement. If we choose to do so and otherwise satisfy the conditions in the Purchase Agreement, we must first register for resale under the Securities Act such additional ordinary shares. The number of ordinary shares ultimately offered for resale by YA is dependent upon the number of ordinary shares we sell to YA under the Purchase Agreement.

(4)	Assumes the sale of all ordinary shares being offered pursuant to this prospectus.

(5)	YA is a fund managed by Yorkville Advisors Global, LP or Yorkville LP. Yorkville Advisors Global II, LLC or Yorkville LLC is the General Partner of Yorkville LP. All investment decisions for YA are made by Yorkville LLC’s President and Managing Member, Mr. Mark Angelo. The business address of YA is 1012 Springfield Avenue, Mountainside, NJ 07092.

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PLAN OF DISTRIBUTION

On August 30, 2024, we entered into the Purchase Agreement with YA, which was amended on October 21, 2024. The Purchase Agreement provides that, upon the terms and subject to the conditions set forth therein, YA is committed to purchase up to $20 million in ordinary shares during the Commitment Period. As of the date of this prospectus, we have issued an aggregate 1,635,101 ordinary shares to YA as Advance Shares under the Purchase Agreement for aggregate gross proceeds of approximately $5.8 million. From time to time, and at our sole discretion, we may present YA with Advance Notices to purchase our ordinary shares. The ordinary shares would be purchased pursuant to the Purchase Agreement at 97% of the lowest of the three daily VWAPs during the applicable Pricing Period as set forth in the Purchase Agreement.

The ordinary shares offered by this prospectus are being offered by the Selling Shareholder. The Selling Shareholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act. We have agreed in the Purchase Agreement to provide customary indemnification to YA.

It is possible that our shares may be sold from time to time by YA in one or more of the following manners:

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	to a broker-dealer as principal and resale by the broker-dealer for its account;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for our common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	a combination of any such methods of sale.

YA has agreed that, during the term of the Purchase Agreement, neither YA or its affiliates will engage in any short sales or hedging transactions with respect to our ordinary shares, provided that YA and its affiliates may enter into Permitted Sales.

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We have advised YA that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Shareholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our ordinary shares covered by this prospectus by the Selling Shareholder. We estimate that our total expenses for the offering was approximately $30,000 (excluding the Commitment Shares). As consideration for its irrevocable commitment to purchase our ordinary shares under the Purchase Agreement, we agreed to issue the Commitment Shares to the Selling Shareholder, calculated as 1% of the Commitment Amount, of which 23,675 ordinary shares as Commitment Shares have been issued as of the date of this prospectus. We also paid a $15,000 structuring fee to an affiliate of the Selling Shareholder in connection with entry into the Purchase Agreement.

DESCRIPTION OF SHARE CAPITAL

General

On August 15, 2025, our shareholders approved an increase in our authorized share capital from NIS 90,000,000 divided into 50,000,000 ordinary shares, NIS 1.80 par value per share to NIS 1,620,000,000 divided into 900,000,000 ordinary shares, NIS 1.80 par value per share.

Accordingly, the registered share capital of the Company is NIS 1,620,000,000 divided into 900,000,000 ordinary shares, NIS 1.80 par value per share.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “GLMD”.

Memorandum and Articles of Association

Our registration number is 51-495351-2. Under Section 2 of our Articles, the purpose of the Company is to engage in any lawful activity.

Election of Directors

Our Board of Directors, or the Board, consists of three classes of directors, with one class being elected each year by shareholders at the Company’s annual general meeting for a term of approximately three years. In accordance with our Articles, directors so elected cannot be removed from office by the shareholders until the expiration of their term of office or until their office is vacated in accordance with our Articles or the Companies Law. Ordinary shares do not have cumulative voting rights. As a result, the holders of ordinary shares that represent a simple majority of the voting power represented at a shareholders’ meeting and voting at the meeting have the power to elect all of the directors put forward for election.

Under our Articles, a director shall vacate his or her office if that director dies; is declared bankrupt; is declared to be legally incompetent; resigns such office by notice in writing given to the Company; is not re-elected by the shareholders upon expiration of his or her term at the relevant annual general meeting of shareholders; or otherwise as provided in the Companies Law.

Our Articles provide that a director may, by written notice to the Company, appoint another person to serve as an alternate director provided that such appointment is approved by a majority of the directors then in office, and that such appointing director may remove such alternate director. Any alternate director shall be entitled to notice of meetings of the Board and of relevant committees and to attend and vote accordingly, except that the alternate has no standing at any meeting at which the appointing director is present or at which the appointing director is not entitled to participate as provided in the Companies Law. A person who is not qualified to be appointed as a director, or a person who already serves as a director or an alternate director, may not be appointed as an alternate director.

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Unless the appointing director limits the time or scope of the appointment, the appointment is effective for all purposes until the earlier of (i) the appointing director ceasing to be a director; (ii) the appointing director terminating the appointment; or (iii) the occurrence, with respect to the alternate, of any of the circumstances under which a director shall vacate his or her office. The appointment of an alternate director does not in itself diminish the responsibility of the appointing director as a director. An alternate director is solely responsible for his or her actions and omissions and is not deemed an agent of the appointing director. At present, there are no effective appointments of alternate directors for our Board.

Borrowing Powers

Our Board may from time to time, and at its reasonable discretion, borrow or secure the payment of any sum or sums of money for reasonable Company purposes. The directors may raise or secure the repayment of such sum or sums in such manner, at such times and upon such terms and conditions in all respects as they see fit and, in particular, by issuing bonds, perpetual or redeemable debentures, debenture stock or any mortgages, charges or other securities on the undertaking of the whole or any part of the property of the Company, both present and future, including current uncalled capital and called but unpaid capital.

Fiduciary Duties of Directors and Executive Officers

The Companies Law codifies the fiduciary duties that Office Holders (as defined in the Companies Law) owe to a company.

An Office Holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an Office Holder to act with the level of care with which a reasonable Office Holder in the same position would have acted under the same circumstances. The duty of loyalty requires that an Office Holder act in good faith and in the best interests of a company. The duty of care includes a duty to use reasonable means to obtain:

●	information on the advisability of a given action brought for his or her approval or performed by virtue of his or her position; and

●	all other important information pertaining to these actions.

The duty of loyalty requires an Office Holder to act in good faith and for the benefit of a company, and includes a duty to:

●	refrain from any conflict of interest between the performance of his or her duties to the company and his or her other duties or personal affairs;

●	refrain from any activity that is competitive with the company;

●	refrain from exploiting any business opportunity of the company to receive a personal gain for himself or herself or others; and

●	disclose to the company any information or documents relating to the company’s affairs which the Office Holder received as a result of his or her position as an Office Holder.

Disclosure of Personal Interests of an Office Holder

The Companies Law requires that an Office Holder promptly disclose to Company, and in any event no later than the board of directors meeting at which the transaction is first discussed, any personal interest that he or she may have concerning any existing or proposed transaction with a company, as well as any substantial information or document with respect thereof. An interested Office Holder’s disclosure must be made promptly and, in any event, no later than the first meeting of the board of directors at which the transaction is considered.

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Under the Companies Law, a “personal interest” includes an interest of any person in an action or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director or general manager or in which he or she has the right to appoint at least one director or the general manager, but excluding a personal interest stemming from one’s ownership of shares in a company. A personal interest furthermore includes the personal interest of a person for whom the Office Holder holds a voting proxy or the interest of the Office Holder with respect to his or her vote on behalf of the shareholder for whom he or she holds a proxy, even if such shareholder itself has no personal interest in the approval of the matter. An Office Holder is not, however, obliged to disclose a personal interest if it derives solely from the personal interest of a relative of such Office Holder in a transaction that is not considered an extraordinary transaction.

Under the Companies Law, an extraordinary transaction is defined as any of the following:

●	a transaction other than in the ordinary course of business;

●	a transaction that is not on market terms; or

●	a transaction that may have a material impact on a company’s profitability, assets or liabilities.

Approval Procedure

If an Office Holder has a personal interest in a transaction, approval by the board of directors is required for the transaction, unless the articles of association of a company provide for a different method of approval. Our Articles do not provide for any such different method of approval. Further, so long as an Office Holder has disclosed his or her personal interest in a transaction, the board of directors may approve an action by the Office Holder that would otherwise be deemed a breach of the duty of loyalty. However, a company may not approve a transaction or action that is adverse to such company’s interest or that is not performed by the Office Holder in good faith. Approval first by a company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction in which an Office Holder has a personal interest. Arrangements regarding the Office Holders’ terms of office and employment (which includes compensation, indemnification or insurance) generally require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders, in that order, and must generally be consistent with the Company’s Amended Compensation Policy.

Generally, a person who has a personal interest in a matter which is considered at a meeting of the board of directors or the audit committee may not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee have a personal interest in the matter, or unless the chairman of the audit committee or board of directors (as applicable) determines that he or she should be present in order to present the transaction that is subject to approval. Generally, if a majority of the members of the audit committee and the board of directors (as applicable) has a personal interest in the approval of a transaction, then all directors may participate in discussions of the audit committee and/or the board of directors on such transaction. In case a majority of the members of the board of directors have personal interest in the matter discussed, the approval of such transaction will also require shareholder approval.

Transactions with Controlling Shareholders

Pursuant to Israeli law, the disclosure requirements regarding personal interests that apply to directors and executive officers also apply to a controlling shareholder of a public company. In the context of a transaction involving a controlling shareholder or an officer who is a controlling shareholder of a company, a controlling shareholder also includes any shareholder who holds 25% or more of the voting rights if no other shareholder holds more than 50% of the voting rights. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be a single shareholder and may be deemed a controlling shareholder for the purpose of approving such transaction.

Extraordinary transactions, including private placement transactions, with a controlling shareholder or in which a controlling shareholder has a personal interest, and engagements with a controlling shareholder or his or her relative, directly or indirectly, including through a corporation under his or her control, regarding the company’s receipt of services from the controlling shareholder, and if such controlling shareholder is also an office holder or an employee of the company, regarding his or her terms of service or employment, require the approval of the audit committee or remuneration committee, the board of directors and the shareholders of a company by a Special Majority, in that order.

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Arrangements regarding the terms of office and employment of a controlling shareholder who is an Office Holder, and the terms of employment of a controlling shareholder who is an employee of a company, require the approval of the remuneration committee, board of directors and the shareholders by a Special Majority, in that order, with respect to Office Holders’ compensation.

To the extent that any such transaction with a controlling shareholder is for a period extending beyond three years, approval is required once every three years, unless, with respect to extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, the audit committee determines that the duration of the transaction is reasonable given the circumstances related thereto.

Dividends and Dividend Policy

Dividends may be distributed only out of profits available for dividends as determined by the Companies Law, provided the board of directors determines that that there is no reasonable concern that the distribution will prevent the Company from being able to meet its existing and anticipated obligations when they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to the Company’s last reviewed or audited financial statements, provided that the end of the period to which the financial statements relate is not more than six months prior to the date of distribution. In the event that we do not meet such criteria, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is convinced that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

Generally, under the Companies Law, the decision to distribute dividends and the amount to be distributed is made by a company’s board of directors. The Articles provide that the Board may from time to time declare, and cause the Company to pay, such dividends as may appear to it to be justified by the profits of the Company and that the Board has the authority to determine the time for payment of such dividends and the record date for determining the shareholders entitled to receive such dividends, provided the date is not before the date of the resolution to distribute the dividend. Declaration of dividends does not require shareholder approval.

Pursuant to our Articles, subject to the rights of holders of shares with limited or preferred rights, ordinary shares shall confer upon the holders thereof equal rights to receive dividends and to participate in the distribution of the assets of the Company upon its winding-up, in proportion to the amount paid up or credited as paid up on account of the nominal value of the shares held by them respectively and in respect of which such dividends are being paid or such distribution is being made, without regard to any premium paid in excess of the nominal value, if any.

We have never declared or paid any cash dividends on our ordinary shares and do not anticipate paying any cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our Board and will depend on then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our Board may deem relevant.

Payment of dividends may also be subject to Israeli withholding taxes.

Transfer of Shares

Ordinary shares which have been fully paid-up are transferable by submission of a proper instrument of transfer to the Company or its transfer agent together with the certificate of the shares to be transferred and such other evidence, if any, as the directors may require to prove the rights of the intending transferor in the transferred shares.

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Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, declared as enemies of Israel.

Shareholder Meetings

Our Articles provide that an annual general meeting must be held at least once in every calendar year, not later than 15 months after the last preceding annual general meeting, at such time and place as may be determined by the Board. The Board may, in its discretion, convene additional shareholder meetings and, pursuant to the Companies Law, must convene a meeting upon the demand of two directors or one quarter of the directors then in office or upon the demand of the holder or holders of 5% of the Company’s issued share capital and 1% of its voting rights or upon the demand of the holder or holders of 5% of its voting rights. All demands for shareholder meetings must set forth the items to be considered at that meeting. Pursuant to the Companies Law and the regulations promulgated thereunder, the holder or holders of 1% of the Company’s voting rights may request the inclusion of an item on the agenda of a future shareholder meeting, provided the item is appropriate for discussion at a shareholder meeting, however, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights as of the record date for the shareholder meeting.

The agenda for a shareholder meeting is determined by the Board and must include matters in respect of which the convening of a shareholder meeting was demanded and any matter requested to be included by holder(s) of 1% of the Company’s voting rights, except in regards to matters relating to the appointment or removal of a director, which have a threshold of 5% of the Company’s voting rights. According to regulations promulgated pursuant to the Companies Law and governing the terms of notice and publication of shareholder meetings of public companies, or the General Meeting Regulations, holder(s) of one percent or more of the Company’s voting rights may propose any matter appropriate for deliberation at a shareholder meeting to be included on the agenda of a shareholder meeting, generally by submitting a proposal within seven days of publicizing the convening of a shareholder meeting, or, if the Company publishes a preliminary notice at least 21 days prior to publicizing the convening of a meeting (stating its intention to convene such meeting and the agenda thereof), within 14 days of such preliminary notice. Any such proposal must further comply with the information requirements under applicable law and the Articles.

Pursuant to the Companies Law and regulations promulgated thereunder with respect to the convening of general meetings in a public company, shareholder meetings generally require prior notice of not less than 21 days, and for certain matters specified in the Companies Law, not less than 35 days. The function of the annual general meeting is to elect directors in accordance with the Articles, receive and consider the profit and loss account, the balance sheet and the ordinary reports and accounts of the directors and auditors, appoint auditors and fix their remuneration and transact any other business which under the Articles or applicable law may be transacted by the shareholders of a company in general meeting. Under the Companies Law and our Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting.

Our Articles determine that the quorum required for either an annual (regular) or an extraordinary (special) general meeting of shareholders consists of at least two shareholders present in person or by proxy holding shares comprising in the aggregate more than 33.33% of the voting rights of the Company. If a meeting is convened by the Board upon the demand of shareholders or upon the demand of less than 50% of the directors then in office or directly by such shareholders or directors and no quorum is present within half an hour from the time appointed, it shall be cancelled. If a meeting is otherwise called and no quorum is present within such time, the meeting is adjourned to the same day one week later at the same time and place or at such other time and place as the Board may determine and specify in the notice of the general meeting and it shall not be necessary to give notice of such adjournment. If a quorum is not present within half an hour from the time stated for such adjourned meeting, any two shareholders present in person or by proxy at such meeting shall constitute a quorum even if, between them, they represent shares conferring 33.33% or less of the voting rights of the Company.

Generally, under the Companies Law and the Articles, shareholder resolutions are deemed adopted if approved by the holders of a simple majority of the voting rights represented at a meeting and voting unless a different majority is required by law or pursuant to the Articles. The Companies Law provides that resolutions on certain matters, such as amending a company’s articles of association, assuming the authority of the board of directors in certain circumstances, appointing auditors, appointing external directors (if applicable), approving certain transactions, increasing or decreasing the registered share capital and approving most mergers must be made by the shareholders at a general meeting. A company may determine in its articles of association certain additional matters in respect of which resolutions by the shareholders in a general meeting will be required.

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Access to Corporate Records

Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register and register of significant shareholders (as defined in the Companies Law), our Articles, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Companies Registrar. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to: (i) any action or transaction with a related party which requires shareholder approval under the Companies Law; or (ii) the approval, by the board of directors, of an action in which an office holder has a personal interest. We may deny a request to review a document if we determine that the request was not made in good faith, or if such denial is necessary to protect our interest or protect a trade secret or patent.

Shareholder Duties

Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward a company and other shareholders and to refrain from abusing his or her power in the company, including, among other things, in voting at the general meeting of shareholders and at class shareholder meetings with respect to the following matters:

●	an amendment to the company’s articles of association;
●	an increase of the company’s authorized share capital;
●	a merger; or
●	approval of interested party transactions and acts of Office Holders that require shareholder approval.

In addition, a shareholder also has a general duty to refrain from discriminating against other shareholders.

Certain shareholders have a further duty of fairness toward a company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote or a shareholder class vote and any shareholder who has the power to appoint or to prevent the appointment of an Office Holder of the company or other power towards the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty to act with fairness, taking the shareholder’s position in the company into account.

Mergers and Acquisitions under Israeli Law

(i) Merger

The Companies Law permits merger transactions if approved by each party’s board of directors, and, unless certain requirements described under the Companies Law are met, a majority of each party’s shareholders, by a majority of each party’s shares that are voted on the proposed merger at a shareholders’ meeting.

The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, taking into account the financial condition of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare a merger proposal for submission to the Israeli Registrar of Companies.

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For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voting at the shareholders meeting (excluding abstentions) that are held by parties other than the other party to the merger, any person who holds 25% or more of the means of control of the other party to the merger or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non-surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders.

If the transaction would have been approved but for the separate approval of each class of shares or the exclusion of the votes of certain shareholders as provided above, a court may still rule that the company has approved the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the appraisal of the merging companies’ value and the consideration offered to the shareholders.

Under the Companies Law, each merging company must send a copy of the proposed merger plan to its secured creditors. Certain unsecured creditors who meet materiality thresholds are entitled to receive notice of the merger, as provided by the regulations promulgated under the Companies Law. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the target company. The court may also give instructions in order to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies was obtained.

(ii) Special Tender Offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This rule does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company.

These requirements do not apply if the acquisition (i) occurs in the context of a private offering, on the condition that the shareholders’ meeting approved the acquisition as a private offering whose purpose is to give the acquirer at least 25% of the voting rights in the company if there is no person who holds at least 25% of the voting rights in the company, or as a private offering whose purpose is to give the acquirer 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company; (ii) was from a shareholder holding at least 25% of the voting rights in the company and resulted in the acquirer becoming a holder of at least 25% of the voting rights in the company; or (iii) was from a holder of more than 45% of the voting rights in the company and resulted in the acquirer becoming a holder of more than 45% of the voting rights in the company.

The special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the special tender offer is accepted by a majority of the votes of those offerees who gave notice of their position in respect of the offer; in counting the votes of offerees, the votes of a holder of control in the offeror, a person who has personal interest in acceptance of the special tender offer, a holder of at least 25% of the voting rights in the company, or any person acting on their or on the offeror’s behalf, including their relatives or companies under their control, are not taken into account.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each of member of the board of directors have in the offer or stems therefrom.

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An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages resulting from his acts, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer.

If a special tender offer was accepted by a majority of the shareholders who announced their stand on such offer, then shareholders who did not respond to the special offer or had objected to the special tender offer may accept the offer within four days of the last day set for the acceptance of the offer. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it and any corporation controlled by them shall refrain from making a subsequent tender offer for the purchase of shares of the target company and may not execute a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

(iii) Full Tender Offer

Under the Companies Law, a person may not acquire shares in a public company if, after the acquisition, he will hold more than 90% of the shares or more than 90% of any class of shares of that company, unless a tender offer is made to purchase all of the shares or all of the shares of the particular class. The Companies Law also provides, subject to certain exceptions, that as long as a shareholder in a public company holds more than 90% of the company’s shares or of a class of shares, that shareholder shall be precluded from purchasing any additional shares unless tendering an offer to purchase all of the outstanding shares of the company or the applicable class of the shares. If the shareholders who do not respond to or accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class of the shares, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will be accepted if the shareholders who do not accept it hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of the shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, has the right, within six months from the date of acceptance of the tender offer, to petition the court to determine that the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the purchaser may provide in its offer that an offeree who accepted the tender offer will not be entitled to such rights.

If the conditions set forth above are not met, the purchaser may not acquire additional shares of the company from shareholders who accepted the tender offer to the extent that following such acquisition, the purchaser would own more than 90% of the company’s issued and outstanding share capital.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date hereof, no preferred shares are authorized under our Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our Articles, which requires the affirmative vote of at least 75% of the voting rights of the Company represented personally or by proxy and voting thereon at a general meeting at which a quorum is present. The convening of the general meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Articles and the Companies Law as described above in “— Shareholder Meetings.”

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In addition, certain provisions of the Articles may have the effect of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board. The classification of the Board into three classes with terms of approximately three years each, may make it more difficult for shareholders who oppose the policies of the Board to remove a majority of the then current directors from office quickly. It may also, in some circumstances, together with the other provisions of the Articles and Israeli law, deter or delay potential future merger, acquisition, tender or takeover offers, proxy contests or changes in control or management of the Company.

Recent Israeli case law has affirmed the use of shareholder rights plans (also known as “poison pills”) as a legitimate anti-takeover mechanism under Israeli law. Though the Company has not adopted a shareholder rights plan as of the date hereof, the Company may consider adopting a shareholder rights plan under specific circumstances.

Changes in Capital

Our Articles enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits and an issuance of shares for less than their nominal value (under certain circumstances), require the approval of both our Board and an Israeli court.

Changes in Shareholder Rights

Pursuant to our Articles, if at any time the share capital is divided into different classes of shares, the Company may by shareholder resolution, unless otherwise provided by the terms of issue of the shares of that class, modify, convert, broaden, add or otherwise alter the rights, privileges, advantages, restrictions and provisions related or unrelated at that time to the shares of any class with the sanction of a resolution passed by a simple majority of those present, personally or by proxy, and voting thereon at a separate general meeting of the holders of the shares of that class. Such majority approval is consistent with Israeli law.

LEGAL MATTERS

Greenberg Traurig, P.A., Tel Aviv, Israel, will pass upon certain legal matters regarding the securities offered hereby under U.S. federal securities law and Meitar | Law Offices, Ramat Gan, Israel, will pass upon certain legal matters regarding the securities offered hereby under Israeli law.

EXPERTS

The audited financial statements of the Company for the years ended December 31, 2025 and 2024 incorporated in this prospectus by reference have been audited by the accounting firm of Brightman Almagor Zohar & Co., a firm in the Deloitte Global Network, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

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WHERE YOU CAN FIND MORE INFORMATION

This registration statement on Form F-1 under the Securities Act relating to this offering of our ordinary shares of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information are filed by us with, or furnished to, the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements we file reports, including annual reports on Form 20-F, with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

We maintain a corporate website at https:// www.galmedpharma.com/. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this document, except for any information superseded by information that is included directly in this prospectus or incorporated by reference subsequent to the date of this prospectus.

We incorporate by reference the following documents or information that we have filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026; and

●	The description of our ordinary shares, which is contained in our registration statement on Form 8-A filed with the SEC pursuant to the Exchange Act on March 1, 2014 (File No. 001-36345), including any amendment or report filed with the SEC for the purpose of updating such description.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to us at Galmed Pharmaceuticals Ltd., c/o Meitar Law Offices, 16 Abba Hillel Silver Rd., Ramat Gan 5250608 Israel, Attention: Yohai Stenzler, Chief Accounting Officer, telephone number: +972-3-693-8448.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the experts named in this prospectus, most of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a major portion of our assets and most of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

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We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to initiate an action with respect to U.S. securities law in original actions instituted in Israel or obtain a judgement based on the civil liability provisions of the U.S. federal securities laws. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to specified time limitations and legal procedures, an Israeli court may enforce a foreign judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided, among other things, it finds that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment,

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy, and

●	the judgment is executory in the state in which it was given.

Even if the above conditions are satisfied, an Israeli court will not enforce a foreign judgment if:

●	the judgement was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgement is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud,

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court,

●	the judgment was rendered by a court not competent to render it according to the laws of private international law in Israel,

●	the judgment is at variance with another judgment that was given in the same matter between the same parties and which is still valid, or

●	at the time the action was brought in the foreign court a suit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israel court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

Puglisi & Associates is the U.S. agent authorized to receive service of process in any action against us arising out of this offering. The address of Puglisi & Associates is 850 Library Avenue, Newark, Delaware 19711.

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Up to 7,250,000 Ordinary Shares

Galmed Pharmaceuticals Ltd.

PRELIMINARY PROSPECTUS

, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Under the Israeli Companies Law, 5759-1999, or the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of the duty of care but only if a provision authorizing such exculpation is included in its articles of association. Our Articles include such a provision. The Company may not exculpate in advance a director from liability arising out of a prohibited dividend or distribution to shareholders.

Under the Companies Law and the Israeli Securities Law, 5728-1968, or the Securities Law, a company may indemnify, or undertake in advance to indemnify, an office holder for the following liabilities and expenses, imposed on office holder or incurred by office holder due to acts performed by him or her as an office holder, provided its articles of association include a provision authorizing such indemnification:

●	monetary liability incurred by or imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent or as a monetary sanction;

●	a monetary liability imposed on him or her in favor of an injured party at an Administrative Procedure (as defined below) pursuant to Section 52(54)(a)(1)(a) of the Securities Law;

●	expenses incurred by an office holder in connection with an Administrative Procedure under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees; and

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●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf, or by a third-party, or in connection with criminal proceedings in which the office holder was acquitted, or as a result of a conviction for an offense that does not require proof of criminal intent.

●	An “Administrative Procedure” is defined as a procedure pursuant to chapters H3 (Monetary Sanction by the Israeli Securities Authority), H4 (Administrative Enforcement Procedures of the Administrative Enforcement Committee) or I1 (Arrangement to prevent Procedures or Interruption of procedures subject to conditions) to the Securities Law.

Under the Companies Law and the Securities Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that such act would not prejudice the company;

●	a breach of the duty of care to the company or to a third-party;

●	a monetary liability imposed on the office holder in favor of a third-party;

●	a monetary liability imposed on the office holder in favor of an injured party at an Administrative Procedure pursuant to Section 52(54)(a)(1)(a) of the Securities Law; and

●	expenses incurred by an office holder in connection with an Administrative Procedure, including reasonable litigation expenses and reasonable attorneys’ fees.

Nevertheless, under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company in the event office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive unlawful personal benefit; or

●	a fine, monetary sanction, penalty or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders require the approval of the remuneration committee, board of directors and, in certain circumstances, the shareholders, as described under “Item 6 — Directors, Senior Management and Employees—B. Compensation” in our Annual Report on Form 20-F for the fiscal year ended December 31, 2024, as filed with the SEC on April 2, 2025.

Our Articles permit us to exculpate, indemnify and insure our office holders to the fullest extent permitted by the Companies Law and Securities Law. Each of our office holders have entered into an indemnification agreement exculpating them, to the fullest extent permitted by Israeli law, from liability to us for damages caused to us as a result of a breach of the duty of care and undertaking to indemnify them to the fullest extent permitted by Israeli law, including with respect to liabilities resulting from certain acts performed by such office holders in their capacity as an office holder of the Company, our subsidiaries or our affiliates. The indemnification is limited both in terms of amount and coverage.

In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

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Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued securities which were not registered under the Securities Act as set forth below. We believe that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2), Rule 701 and/or Regulation S under the Securities Act.

The following is a summary of transactions during the preceding three fiscal years involving sales of our securities that were not registered under the Securities Act.

On August 30, 2024, we entered into a standby equity purchase agreement, or the Purchase Agreement, with YA II PN, LTD., or YA, pursuant to which we have the right to sell to YA up to $10.0 million in ordinary shares subject to certain limitations, from time to time during 36-month period following the date of execution of the Purchase Agreement. On October 21, 2024, we and YA entered into an amendment to the Purchase Agreement to increase the Commitment Amount to $20.0 million in ordinary shares. We agreed to issue 31,566 ordinary shares to YA as consideration for its commitment to purchase our ordinary shares under the Purchase Agreement, or the Commitment Shares, and may issue up to $20.0 million of our ordinary shares pursuant to the Purchase Agreement, or the Advance Shares. As of the date of this prospectus, we have issued an aggregate of 1,666,667 ordinary shares to YA, consisting of (i) 31,566 ordinary shares as Commitment Shares and (ii) 1,635,101 ordinary shares that we sold to YA as Advance Shares for aggregate gross proceeds of approximately $5.8 million. The resale of 7,250,000 ordinary shares, representing additional Advance Shares is being registered for resale pursuant to this Registration Statement. In the Purchase Agreement, YA represented to us, among other things, that it was an “accredited investor”, as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, or the Securities Act. The securities were sold by us under the Purchase Agreement in reliance upon an exemption from the registration requirements under the Securities Act afforded by Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness of the date of the first contract or sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and placement agent, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the placement agent method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes to provide to the placement agent at the closing specified in the placement agent agreements, certificates in such denominations and registered in such names as required by the placement agent to permit prompt delivery to each purchaser.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes that:

(1)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION

3.1	Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 99.1 to the registrant’s Report on Form 6-K filed with the SEC on August 15, 2025)

5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the registrant

10.1	Form of Indemnification Agreement (incorporated herein by reference to Exhibit 10.2 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on February 28, 2014 (File No. 333-193792))

10.2	Galmed Pharmaceuticals Ltd. 2013 Incentive Share Option Plan (incorporated herein by reference to Exhibit A to the registrant’s Report on Form 6-K filed with the SEC on April 2, 2015)

10.3	Registration and Information Rights Agreement, dated December 2013, by and among Galmed Pharmaceuticals Ltd., Shirat HaChaim Ltd., David & Debora Goldfarb, Medgal S.A. and G. Yarom Medical Research Ltd. (incorporated herein by reference to Exhibit 10.1 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on February 6, 2014 (File No. 333-193792))

10.4	Personal Employment Agreement, dated December 23, 2013, by and between Galmed Medical Research Ltd. and Allen Baharaff (incorporated herein by reference to Exhibit 10.8 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on February 6, 2014 (File No. 333-193792))

10.5	Amendment No. 4 to Employment Agreement by and between Galmed Research and Development Ltd. And Allen Baharaff (incorporated herein by reference to Exhibit 4.8 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 31, 2026)

10.6	Amendment No. 1 to Employment Agreement by and between Galmed Research and Development Ltd. and Allen Baharaff (incorporated herein by reference to Exhibit 4.6 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 13, 2018)

10.7	Amendment No. 2 to Employment Agreement by and between Galmed Research and Development Ltd. and Allen Baharaff (incorporated herein by reference to Exhibit 4.6 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 18, 2021)

10.8	Amendment No. 3 to Employment Agreement by and between Galmed Research and Development Ltd. and Allen Baharaff (incorporated herein by reference to Exhibit 4.7 to the registrant’s Annual Report on Form 20-F filed with the SEC on May 2, 2022)

10.9	Compensation Policy of Galmed Pharmaceuticals Ltd. (incorporated herein by reference to Exhibit 10.8 to the registrant’s registration statement on Form F-1, as amended, filed with the SEC on June 16, 2023 (File No. 333-272722))

10.10	Lease, dated March 22, 2015, between Galmed Research and Development Ltd. and Mintz K. Construction Company Ltd. (incorporated herein by reference to Exhibit 4.8 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 23, 2017)

10.11	Addendum to Lease, dated February 27, 2017, between Galmed Research and Development Ltd. and Mintz K. Construction Company Ltd. (incorporated herein by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 23, 2017)

10.12	Addendum to Lease, dated August 8, 2018, between Galmed Research and Development Ltd. and Mintz K. Construction Company Ltd. (incorporated herein by reference to Exhibit 4.9 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 13, 2019)

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10.13	Addendum to Lease, dated March 11, 2021, between Galmed Research and Development Ltd. and Mintz K. Construction Company Ltd. (incorporated herein by reference to Exhibit 4.11 to the registrant’s Annual Report on Form 20-F filed with the SEC on March 18, 2021)

10.14	Form of Securities Purchase Agreement (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K filed with the SEC on July 18, 2023)

10.15	Form of Placement Agency Agreement (incorporated herein by reference to Exhibit 10.2 to the registrant’s Report on Form 6-K filed with the SEC on July 18, 2023)

10.16	Form of Pre-Funded Warrant (incorporated herein by reference to Exhibit 10.3 to the registrant’s Report on Form 6-K filed with the SEC on July 18, 2023)

10.17	Form of Warrant (incorporated herein by reference to Exhibit 10.4 to the registrant’s Report on Form 6-K filed with the SEC on July 18, 2023)

10.18	Form of Placement Agent Warrant (incorporated herein by reference to Exhibit 10.5 to the registrant’s Report on Form 6-K filed with the SEC on July 18, 2023)

10.19	Standby Equity Purchase Agreement, dated August 30, 2024, between Galmed Pharmaceuticals Ltd. and YA II PN, LTD., (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K filed with the SEC on August 30, 2024)

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Form of Amendment to Standby Equity Purchase Agreement dated October 21, 2024, by and between Galmed Pharmaceuticals Ltd. and YA II PN, LTD. (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K filed with the SEC on October 21, 2024)

10.21	Capital on Demand™ Sales Agreement, dated November 14, 2024, by and between Galmed Pharmaceuticals Ltd. and JonesTrading Institutional Services LLC (incorporated herein by reference to Exhibit 10.1 to the registrant’s Report on Form 6-K filed with the SEC on November 14, 2024)

21.1	List of subsidiaries of Galmed Pharmaceuticals Ltd. (incorporated herein by reference to Exhibit 8.1 to the registrant’s Annual Report on Form 20-F filed with the SEC on April 2, 2025)

23.1**	Consent of Brightman Almagor Zohar & Co.

23.2*	Consent of Meitar | Law Offices, Israeli counsel to the registrant (included in Exhibit 5.1)

24.1*	Power of Attorneys (included in signature pages of Original Registration Statements)

107.1*	Filing Fee Table

*	Previously filed.
**	Filed herewith.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ramat Gan, Israel on this 31st day of March, 2026.

GALMED PHARMACEUTICALS LTD.

By:	/s/ Allen Baharaff
Allen Baharaff
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Allen Baharaff	Chief Executive Officer, President, Director	March 31, 2026
Allen Baharaff	(Principal Executive Officer)

/s/ Doron Cohen	Chief Financial Officer	March 31, 2026
Doron Cohen	(Principal Financial Officer)

/s/ Yohai Stenzler	Chief Accounting Officer	March 31, 2026
Yohai Stenzler	(Principal Accounting Officer)

/s/ *	Director	March 31, 2026
David Sidransky, M.D.

/s/ *	Director	March 31, 2026
Shmuel Nir

/s/ *	Director	March 31, 2026
Amir Poshinski

/s/ *	Director	March 31, 2026
Carol L. Brosgart, M.D.

/s/ Yohai Stenzler
Yohai Stenzler
Attorney in Fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Galmed Pharmaceuticals Ltd., has signed this Registration Statement on this 31st day of March, 2026.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

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